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                                                                     EXHIBIT 3.6






                           FIFTH AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        GRAHAM PACKAGING HOLDINGS COMPANY
                          DATED AS OF FEBRUARY 2, 1998













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                                TABLE OF CONTENTS


ARTICLE 1

                        THE LIMITED PARTNERSHIP.............................  2
             1.1   Prior Formation and Recapitalization and Redemption......  2
             1.2   Certificate of Limited Partnership.......................  2
             1.3   Name.....................................................  2
             1.4   Character of Business....................................  3
             1.5   Principal Offices........................................  3
             1.6   Fiscal Year..............................................  3
             1.7   Accounting Matters.......................................  3

ARTICLE 2

                        DEFINITIONS.........................................  3
             2.1   Act......................................................  3
             2.2   Affiliate................................................  3
             2.3   Agreement................................................  3
             2.4   Auditor..................................................  4
             2.5   Available Cash...........................................  4
             2.6   Bankruptcy...............................................  4
             2.7   Capital..................................................  4
             2.8   Capital Account..........................................  4
             2.9   Catch Up Amount..........................................  4
             2.10  Certificate..............................................  4
             2.11  Code.....................................................  4
             2.12  DCG......................................................  4
             2.13  Depreciation.............................................  5
             2.14  Engineering..............................................  5
             2.15  Event of Withdrawal......................................  5
             2.16  Family Growth............................................  5
             2.17  General Partners.........................................  5
             2.18  Generally Accepted Accounting Principles.................  5
             2.19  GP Action................................................  5
             2.20  GP Corp..................................................  5
             2.21  Graham Partners..........................................  5
             2.22  Graham Partners Excess Distribution Amount...............  5
             2.23  Gross Asset Value........................................  5
             2.24  Investor GP..............................................  6
             2.25  IPO Reorganization.......................................  6
             2.26  Investor LP..............................................  6
             2.27  Limited Partner..........................................  6
             2.28  Managing General Partner.................................  6
             2.29  New Partners.............................................  6
             2.32  Partner..................................................  6


                                        i


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                                                                           Page
                                                                           ----

             2.33  Partnership..............................................  7
             2.34  Partnership Interest.....................................  7
             2.35  Partnership Year.........................................  7
             2.36  Percentage Interest......................................  7
             2.38  Profits and Losses.......................................  7
             2.39  Recycling................................................  8
             2.40  Regulations or Treas. Reg................................  8
             2.41  Return Amount............................................  8
             2.42  Transfer.................................................  8
             2.44  General Provisions.......................................  8

ARTICLE 3

                        CAPITAL ACCOUNTS....................................  8
             3.1   Capital Accounts.........................................  8
             3.2   Negative Capital Accounts................................  8
             3.3   Compliance with Treasury Regulations.....................  8
             3.4   Succession to Capital Accounts...........................  8
             3.5   Certain Adjustments......................................  9
             3.6   No Withdrawal of Capital Contributions...................  9
             3.7   Other Payments...........................................  9

ARTICLE 4

                        COSTS AND EXPENSES..................................  9

ARTICLE 5

                        DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS; TAX MATTERS.  9
             5.1   Distributions Prior to Dissolution.......................  9
             5.2   Partnership Allocations.................................. 10
             5.3   Tax Allocations; Code Section 704(c)..................... 12
             5.4   Accounting Method........................................ 12
             5.5   Withholding.............................................. 12
             5.6   Tax Treatment of Return Amounts.......................... 13
             5.7   Distribution by Opco..................................... 13

ARTICLE 6  ................................................................. 13
             6.1   Rights and Duties of the Partners........................ 13
             6.2   Duty of Managing General Partner......................... 14
             6.3   Powers of Managing General Partner....................... 14
             6.4   Restrictions on Managing General Partner Authority.  .... 15
             6.5   Advisory Committee....................................... 17
             6.6   Other Activities......................................... 17
             6.7   Transactions with Affiliates............................. 18




                                       ii

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                                                                           Page
                                                                           ----

             6.8   Exculpation and Indemnification.......................... 18

ARTICLE 7

                        COMPENSATION........................................ 18

ARTICLE 8

                        ACCOUNTS............................................ 19
             8.1   Books and Records........................................ 19
             8.2   Reports, Returns and Audits.............................. 19

ARTICLE 9

                        TRANSFERS........................................... 20
             9.1   Transfer of General Partners' Interest................... 20
             9.2   Transfer of a Limited Partner's Interest................. 21
             9.3   Allocation of Distributions Subsequent to Assignment..... 21
             9.4   Death, Incompetence, Bankruptcy, Liquidation or
                   Withdrawal of a Limited Partner.......................... 21
             9.5   Permitted Transfers of the New Partners.................. 21
             9.6   Permitted Transfers of Graham Partners................... 22
             9.7   Satisfactory Written Assignment Required................. 23
             9.8   Transferee's Rights...................................... 23
             9.9   Transferees Admitted as Partners......................... 23
             9.10  Additional Restriction on Transfer....................... 24

ARTICLE 10

                        DISSOLUTION......................................... 24
             10.1  Events of Dissolution.................................... 24
             10.2  Final Accounting......................................... 24
             10.3  Liquidation.............................................. 24
             10.4  Cancellation of Certificate.............................. 25

ARTICLE 11

                        AMENDMENTS TO AGREEMENT............................. 25

ARTICLE 12

                        NOTICES............................................. 25
             12.1  Method of Notice......................................... 25
             12.2  Computation of Time...................................... 26




                                       iii

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                                                                           Page
                                                                           ----


ARTICLE 13

                        INVESTMENT REPRESENTATIONS.......................... 26
             13.1  Investment Purpose....................................... 26
             13.2  Investment Restriction................................... 26

ARTICLE 14

                        GENERAL PROVISIONS.................................. 26
             14.1  Entire Agreement......................................... 27
             14.2  Amendment; Waiver........................................ 27
             14.3  Governing Law............................................ 27
             14.4  Binding Effect........................................... 27
             14.5  Separability............................................. 27
             14.6  Headings................................................. 27
             14.7  No Third-Party Rights.................................... 27
             14.8  Waiver of Partition...................................... 27
             14.9  Nature of Interests...................................... 27
             14.10 Power of Attorney........................................ 27


                                       iv


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                           FIFTH AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                        GRAHAM PACKAGING HOLDINGS COMPANY

     THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into as of the 2nd day of February, 1998 by and among Graham Capital Corporation, a Pennsylvania corporation ("Capital"), Graham Family Growth Partnership, a Pennsylvania limited partnership ("Family Growth"), Graham Packaging Corporation, a Pennsylvania corporation ("GP Corp"), BCP/Graham Holdings L.L.C., a Delaware limited liability company ("Investor GP" and, together with GP Corp, the "General Partners"), and BMP/Graham Holdings Corporation, a Delaware corporation ("Investor LP"). Capital, Family Growth and GP Corp are hereinafter sometimes referred to collectively as the "Graham Partners." Investor GP and Investor LP are hereinafter sometimes referred to collectively as the "New Partners." The Graham Partners and Investor LP are hereinafter sometimes referred to collectively as the "Limited Partners" and individually as a "Limited Partner." The General Partners and the Limited Partners are hereinafter sometimes referred to collectively as the "Partners" and individually as a "Partner."

                                W I T N E S E T H

     WHEREAS, Graham Packaging Holdings Company (formerly known as Graham Packaging Company, the "Partnership") is an existing limited partnership that was formed in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act (59 Pa. Cons. Stat. ch. 5) and has been continued in accordance with the provisions of the Act (as herein defined);

     WHEREAS, pursuant to the terms of an Agreement and Plan of Recapitalization, Redemption and Purchase dated as of December 18, 1997 (the "Recapitalization Agreement") by and among the Partnership, the Graham Partners, the New Partners, Graham Engineering Corporation ("Engineering"), Graham Recycling Corporation ("Recycling") and Donald C. Graham ("DCG"), on the date hereof:

          (a) Family Growth, GP Corp and Recycling have each made an additional capital contribution to the Partnership by contributing all of their respective ownership interests to the Partnership, less a 1% ownership interest which has been transferred to a subsidiary of the Partnership, in the entities identified on Schedule 5.18 to the Recapitalization Agreement, as consideration for an increase in their respective partnership interests in the Partnership;

          (b) DCG has made an additional capital contribution to the Partnership by contributing or causing the contribution to a subsidiary of the Partnership of certain real estate that is identified on Schedule 5.19 to the Recapitalization Agreement, as consideration for an increase in DCG's limited partnership interest in the Partnership;


          (c) the Partnership has redeemed portions of the limited partnership interests of Engineering, Recycling and DCG (the "Withdrawn Partners") and of the limited partnership interests of Capital and Family Growth and of the partnership interests of GP Corp pursuant to the Recapitalization Agreement;

          (d) Investor GP and Investor LP have purchased portions of the partnership interests of GP Corp, Capital and Family Growth and all of the remaining partnership interests of the Withdrawn Partners pursuant to the Recapitalization Agreement; and



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          (e) the Withdrawn Partners have withdrawn from the Partnership as limited partners.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 28, 1994 is hereby amended and restated in its entirety by this Fifth Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:

                                    ARTICLE 1

                             THE LIMITED PARTNERSHIP

     1.1 Prior Formation and Recapitalization and Redemption.

     (a) The Graham Partners have heretofore become partners in the Partnership which was formed on April 3, 1989 to engage in the business hereinafter described for the period and upon the terms and conditions hereinafter set forth.

     (b) On the date hereof, the Partnership has redeemed a portion of the general partnership interest of GP Corp, GP Corp has sold a portion of its general partnership interest and GP Corp will continue to retain a general partnership interest with a 1% interest in profit and capital in the Partnership.

     (c) On the date hereof, (i) the Partnership has redeemed a portion of the limited partnership interests of Capital, Family Growth and the Withdrawn Partners, (ii) Capital and Family Growth have sold a portion of their limited partnership interests to Investor LP and Investor GP, and (iii) the Withdrawn Partners have sold all of their remaining partnership interests to Investor LP and Investor GP.

     (d) On the date hereof, the Withdrawn Partners that have heretofore been partners in the Partnership have withdrawn from the Partnership as limited partners.


     (e) On the date hereof, Investor GP has become a general partner in the Partnership, and Investor LP has become a limited partner in the Partnership.

     1.2 Certificate of Limited Partnership. GP Corp and Investor GP have on the date hereof executed and caused to be filed an Amended and Restated Certificate of Limited Partnership of the Partnership (hereinafter referred to as the "Certificate") in the office of the Secretary of State of the Commonwealth of Pennsylvania, and hereafter shall execute such further documents (including any further amendments to the Certificate) and take such further action as shall be appropriate to comply with all requirements of law for the continuing operation of a limited partnership in the Commonwealth of Pennsylvania and all other counties and states where the Partnership may elect to do business.

     1.3 Name. The name of the Partnership has been Graham Packaging Company and, upon the Closing of the transactions contemplated by the Recapitalization Agreement, shall be Graham Packaging Holdings Company. Managing General Partner by GP Action may change the name of the Partnership or cause the business of the Partnership to be conducted under any other name.

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     1.4 Character of Business. The business of the Partnership shall be the sale and manufacturing of rigid plastic containers and any business necessary or incidental to the foregoing. For such purposes, the Partnership shall have and exercise all the powers now or hereafter conferred by the laws of the Commonwealth of Pennsylvania on limited partnerships formed under the laws of that Commonwealth, and to do any and all things as fully as natural persons might or could do as are not prohibited by law, in furtherance of the aforesaid business of the Partnership. The business of the Partnership shall be conducted in accordance with, and any action required or permitted to be taken by the General Partners or any Limited Partner shall be taken in compliance with, all applicable laws, rules and regulations. Such business may be conducted directly by the Partnership or through such subsidiary corporations, partnerships or other entities as Managing General Partner by GP Action deems advisable.

     1.5 Principal Offices. The location of the principal offices of the Partnership shall be at 1110 East Princess Street, York, Pennsylvania, 17403, or at such other location as may be selected from time to time by Managing General Partner by GP Action. The Partnership may maintain such other offices at such other places as Managing General Partner deems advisable.

     1.6 Fiscal Year. The fiscal year of the Partnership shall be the calendar year (the "Partnership Year").

     1.7 Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles (as herein defined).


                                    ARTICLE 2

                                   DEFINITIONS

     The following defined terms used in this Agreement shall have the respective meanings specified below.

     2.1 Act. "Act" shall mean the Pennsylvania Revised Uniform Limited Partnership Act (15 Pa. Cons. Stat. ch. 85), as amended from time to time and any successor to such Act.

     2.2 Affiliate. "Affiliate" of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity. A Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of management and policies of such Person whether by ownership of equity or other securities, by contract or otherwise, provided that any Person of which any other Person owns beneficially or of record, either directly or through one or more intermediaries, more than twenty-five percent (25%) of the ownership interests, shall be conclusively presumed to be an "Affiliate," provided that Techne Techipack Engineering Italia SPA shall not be an Affiliate of the Graham Partners or any of their Affiliates.

     2.3 Agreement. This "Agreement" shall refer to this Fifth Amended and Restated Agreement of Limited Partnership, including the Schedules hereto, as the same may be amended from time to time.

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     2.4 Auditor. "Auditor" shall mean Ernst & Young LLP or any successor firm of independent auditors selected by a GP Action.

     2.5 Available Cash. "Available Cash" shall mean at any point in time all cash and cash equivalents on hand of the Partnership and other cash generated from any other source (including, without limitation, any proceeds from any borrowings made under the credit facilities of the Partnership and its subsidiaries to effect the distributions under Section 5.1(b)(i) hereof (for which the Managing General Partner shall cause such borrowing, if necessary, to fund such distribution to the extent permitted under such credit facilities)), less cash reasonably reserved or reasonably anticipated to be required for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, taxes or the activities of the Partnership (including payments to Partners under any agreement other than this Agreement).

     2.6 Bankruptcy. The "Bankruptcy" of a Partner shall mean (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Partner's filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or (iii) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty day period.

     2.7 Capital. "Capital" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.8 Capital Account. The "Capital Account" of a Partner shall be (a) credited with (i) the amount of cash or, in the case of non-cash asset contributions, the gross fair market value of such capital contributions as agreed upon by the Partners at the time such contribution is made less liabilities assumed by the Partnership in connection with such contributions (or to which any such contributed assets are subject) and (ii) such Partner's allocable share of Profits of the Partnership and (b) debited with (i) the amount of any cash and the fair market value of any property distributed to it pursuant to Section 5.1, and (ii) such Partner's allocable share of Losses of the Partnership.

     2.9 Catch Up Amount. The "Catch Up Amount" shall mean an amount equal to the sum of (i) the product of (A) the Graham Partners Excess Distribution Amount, multiplied by (B) the Investor Partners aggregate Percentage Interest divided by the Graham Partners' aggregate Percentage Interest and (ii) the Return Amount.

     2.10 Certificate. The "Certificate" shall have the meaning ascribed to such term in Section 1.2 of this Agreement.

     2.11 Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

     2.12 DCG. "DCG" shall mean Donald C. Graham.

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     2.13 Depreciation. "Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     2.14 Engineering. "Engineering" shall have the meaning ascribed to such term in the second WHEREAS clause of this Agreement.

     2.15 Event of Withdrawal. "Event of Withdrawal" shall have the meaning ascribed to such term in Section 10.1 of this Agreement.

     2.16 Family Growth. "Family Growth" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.17 General Partners. "General Partners" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.18 Generally Accepted Accounting Principles. "Generally Accepted Accounting Principles" shall refer to generally accepted accounting principles as in effect from time to time in the United States of America.

     2.19 GP Action. Action taken by one or more General Partners on behalf of the Partnership after a vote approving or ratifying such action of the holders of a majority of the general partner interests in the Partnership or a written consent approving or ratifying such action executed by such holders; provided that any action taken by a General Partner that by itself holds a majority of the general partner interest in the Partnership shall be conclusive evidence of any such approval or satisfaction and a vote or written consent shall not be required in connection therewith.

     2.20 GP Corp. "GP Corp" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.21 Graham Partners. "Graham Partners" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.22 Graham Partners Excess Distribution Amount. "Graham Partners Excess Distribution Amount" shall mean an amount equal to the excess of (i) distributions made to the Graham Partners pursuant to Section 5.1(b)(i) over
(ii) distributions made to the New Partners pursuant to Section 5.1(b)(i) multiplied by the Graham Partners' aggregate Percentage Interests divided by the New Partners' aggregate Percentage Interests.

     2.23 Gross Asset Value. "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

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          (1) The initial Gross Asset Value of any asset contributed by a
Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as agreed to by the Partners;


          (2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as agreed to by the Partners, as of the following times: (a) the date of this Agreement and the date of any other acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution;
(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their respective Percentage Interests; and (c) the liquidation of the Partnership within the meaning of Treas. Reg. ss.1.704-l(b)(2)(ii)(g); and

          (3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 2.23(1) or (2) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     2.24 Investor GP. "Investor GP" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.25 IPO Reorganization. "IPO Reorganization" shall have the meaning ascribed to such term in Section 9.1.

     2.26 Investor LP. "Investor LP" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.27 Limited Partner. "Limited Partner" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

     2.28 Managing General Partner. "Managing General Partner" shall mean the General Partner elected by the General Partner(s) holding a majority of the general partner interests in the Partnership pursuant to a GP Action.

     2.29 New Partners. "New Partners" shall have the meaning ascribed to such term to the first paragraph of this Agreement.

     2.30 Opco. "Opco" shall mean Graham Packaging Company, L.P., a Delaware limited partnership (formerly known as Graham Packaging Holdings I, L.P.).

     2.31 Opco Partnership Agreement. "Opco Partnership Agreement" shall mean the Agreement of Limited Partnership of Opco.

     2.32 Partner. "Partner" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

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     2.33 Partnership. "Partnership" shall have the meaning ascribed to such term in the first WHEREAS clause of this Agreement.

     2.34 Partnership Interest. "Partnership Interest" shall refer, with respect to a given Partner as of a given date, to such Partner's general partner interest in the Partnership (if any) and such Partner's limited partner interest in the Partnership (if any), in each case as of such date.

     2.35 Partnership Year. "Partnership Year" shall have the meaning ascribed to such term in Section 1.6.

     2.36 Percentage Interest. The Percentage Interest of each Partner as of the close of business on the date hereof, and thereafter, shall be the percentage set forth in Schedule 1 hereto as the same shall be amended from time to time in order to effect transfers of Partnership Interests, the exercise of options with respect to Partnership Interests or otherwise.

     2.37 Person. "Person" shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, and any other entity.

     2.38 Profits and Losses. "Profits" and "Losses" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.38 shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. ' 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.38, shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subsection 2.23(2) or (3) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

          (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

          (vi) Prior to a distribution in kind assets shall be marked to market and the book gain shall be considered an item of Profit.

     2.39 Recycling. "Recycling" shall have the meaning ascribed to such term in the second WHEREAS clause of this Agreement.

     2.40 Regulations or Treas. Reg. "Regulations" or "Treas. Reg." shall mean the regulations promulgated under the Code.

     2.41 Return Amount. "Return Amount" shall mean an amount equal to a 5% annual compounded return on the Graham Partners Excess Distribution Amount running from the date such excess distribution is made until the related Catch Up Amount is paid.

     2.42 Transfer. "Transfer" shall mean any assignment, mortgage, hypothecation, transfer, pledge, creation of a security interest in or lien upon, encumbrance, gift or other disposition.

     2.43 Withdrawn Partners. "Withdrawn Partners" shall have the meaning ascribed to such term in the second WHEREAS clause of this Agreement.

     2.44 General Provisions. As used in this Agreement, except as the context otherwise requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, and not to any particular Article, Section, Subsection, Clause or Subdivision contained in this Agreement.


                                    ARTICLE 3

                                CAPITAL ACCOUNTS

     3.1 Capital Accounts. A Capital Account shall be maintained for each Partner on the books of the Partnership. Schedule 1 hereto reflects the Partners' respective Capital Accounts as of the close of business on the date hereof, computed consistently with the provisions of this Agreement.

     3.2 Negative Capital Accounts. At no time during the term of the Partnership or upon dissolution and liquidation thereof shall a Limited Partner with a negative balance in its Capital Account have any obligation to the Partnership or the other Partners to restore such negative balance.

     3.3 Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Section 704(b) of the Code and Treas. Reg. ss. 1.704-l(b) and ss. 1.704-2 (or any corresponding provision of succeeding law) and shall be interpreted and applied in a manner consistent with such Regulation.

     3.4 Succession to Capital Accounts. In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For purposes of the preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor's total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor.

     3.5 Certain Adjustments. In the event the Gross Asset Values of the assets of the Partnership are adjusted pursuant to the provisions of this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

     3.6 No Withdrawal of Capital Contributions. No Partner shall withdraw the balance of its Capital Account without the unanimous written approval of the other Partners. No Partner shall receive any interest with respect to the balance of its Capital Account.

     3.7 Other Payments. Notwithstanding anything herein to the contrary, the Capital Account of a Partner will not be adjusted by a payment, if any, made pursuant to either Section 1.2 (Adjustments) or Section 10.1 (Indemnification) of the Recapitalization Agreement or the event giving rise to such payment.

                                    ARTICLE 4

                               COSTS AND EXPENSES

     The Partnership shall (i) pay or cause to be paid all reasonable costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership, and (ii) reimburse the General Partners for any reasonable out-of-pocket costs and expenses reasonably incurred by either of them in connection therewith (including, without limitation, in the performance of its duties as tax matters partner) subject to Section 6.4(vii) hereto.


                                    ARTICLE 5

               DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS; TAX MATTERS

     5.1 Distributions Prior to Dissolution. (a) Except as provided in Section
10.3 and Section 5.1(b), all distributions on and after the date of this Agreement shall be made to the Partners in proportion to their respective Percentage Interests.

     (b) Available Cash shall be distributed to the Partners at the following times and in the following amounts:

          (i) Subject to the provisions of the outstanding indebtedness of the Partnership, on or before the fifth business day prior to the date an estimated tax payment is due for a Partner, Available Cash shall be distributed to each Partner in an amount equal to the product of (1) the highest combined marginal individual or corporate federal, state and local income tax rates ((i) including, to the extent applicable, if any, alternative minimum tax and (ii) taking into account any federal tax benefit for a deduction for state and local taxes) applicable to the taxable income of the Partnership allocated to a Partner and in effect at the time of the distribution, times (2) the remainder, if any, of (A) the product of 25, 50, 75 or 100 percent for the first (1st), second (2nd), third (3rd) or fourth (4th) required estimated tax installment payment for the fiscal year, respectively, times (a) the cumulative (as annualized) taxable income to be allocated to such Partner pursuant to Section 5.3 for such fiscal year less (b) the cumulative taxable loss that has been allocated to such Partner to the extent such loss has not previously reduced taxable income pursuant to this provision, as estimated by Managing General Partner by GP Action in good faith as of the day for payment, minus (B) the sum of the cumulative distributions to such Partner pursuant to this provision for each prior required estimated tax installment payment during such fiscal year and the cumulative distributions made to the Partners pursuant to Section 5.1(b)(iii)(B) to the extent such distributions have not previously reduced distributions pursuant to this Section 5.1(b)(i); and

          (ii) Upon notice from the Managing General Partner by GP Action, the Partners or the Partnership, as the case may be, will reimburse the other for any difference between the amount of distributions made to the Partners pursuant to Section 5.1(b)(i) and the amount of distributions that would have been made based on the actual taxable income reported on the Partnership's tax return for such fiscal year (the "Reimbursed Amount"). The Managing General Partner shall provide notice to the Partners of the Reimbursed Amount as soon as practicable after the end of each fiscal year of the Partnership. Such Reimbursed Amount shall be effected by adjusting distributions made to Partners in the next succeeding fiscal year and, thereafter, by the Reimbursed Amount until the Reimbursed Amount is zero; and

          (iii) Any remaining Available Cash shall be distributed to the Partners at such times and in such amounts as Managing General Partner by GP Action shall determine as follows:

          (A) First, 100% to Investor GP and Investor LP in proportion to their Percentage Interests until such Partners receive aggregate distributions equal to the Catch Up Amount; and

          (B) Thereafter, to the Partners in proportion to their Percentage Interests.


     5.2 Partnership Allocations.

     (a) Except as otherwise provided in this Section 5.2 or elsewhere in this Agreement, for purposes of this Agreement, and for federal, state and local income tax purposes, all items of Profits and Losses shall be determined with respect to each taxable year of the Partnership as of the end thereof, and allocated to the Partners in accordance with their then Percentage Interests, except that Profits and all Losses from the sale or exchange of substantially all of the assets of the Partnership shall, in any event, be allocated to and among the Partners, as the case may be, so as to produce Capital Accounts for the Partners equal to the amounts, sequence and priority that would be distributed to the Partners if all the Partnership Assets were distributed to the Partners in accordance with the provisions of Section 5.1(b)(iii) of this Agreement. Each Partner's Percentage Interest shall constitute its interest in partnership profits for purposes of determining such Partner's share of nonrecourse liabilities of the Partnership under Treas. Reg. ss. 1.752-3(a)(3). Accordingly, as of the date of this Agreement, the liabilities shall be allocated among the Partners based on each Partner's Percentage Interest.

     (b) Notwithstanding Subsection 5.2(a):

          (i) Minimum Gain and Hypothetical Capital Accounts. For purposes of complying with Treasury Regulations relating to tax allocation, the Partnership's "minimum gain," "minimum gain attributable to partner nonrecourse debt" and the Partners' hypothetically adjusted Capital Accounts ("Hypothetical Capital Accounts") must be determined from time to time. The amount of minimum gain or minimum gain attributable to partner nonrecourse debt is determined in accordance with Treas. Reg. ss.1.704-2(d) or ss.1.704-2(i), as the case may be, by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. A Partners' Hypothetical Capital Account shall equal its true Capital Account, increased by any amount that such Partner is treated as being obligated to restore under Treas. Reg. ss.1.704-l(b)(2)(ii)(c) (including the Partner's share of minimum gain, computed as provided in Treas. Reg. ss.1.704-2(g), and of minimum gain attributable to partner nonrecourse debt, computed as provided in Treas. Reg. ss.1.704-2(i)(5)), and decreased by the items described in Treas. Reg. ss.1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6). For purposes of determining each Partner's share of minimum gain or minimum gain attributable to partner nonrecourse debt, any distributions funded with the proceeds of nonrecourse liabilities shall be treated as allocable to the nonrecourse liabilities, if any, that were incurred by the Partnership in connection with such distributions.

          (ii) Qualified Income Offset. A Partner who unexpectedly receives an adjustment, allocation, or distribution described in Treas. Reg. ss.1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6), that creates a deficit in his Hypothetical Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible.

          (iii) Minimum Gain Chargeback. If there is a net decrease in the Partnership's minimum gain or minimum gain attributable to partner nonrecourse debt during a Partnership taxable year, any Partner with a share of such minimum gain at the beginning of such year shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, such Partner's share of such decrease in minimum gain in accordance with Treas. Reg. ss.1.704-2(f) and ss.1.704-2(i) (the "Minimum Gain Chargeback"). The Minimum Gain Chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property, with the remainder of the Minimum Gain Chargeback, if any, made up of a pro rata portion of the Partnership's other items of income and gain for that year.

          (iv) Special Limitation on Losses Allocated to a Partner. No loss or deduction shall be allocated to a Partner to the extent that such allocation would reduce such Partner's Hypothetical Capital Account below zero, and such loss or deduction shall instead be allocated to the other Partners in proportion to the positive balances of their respective Hypothetical Capital Accounts.

          (v) Restoration. If any items of income, gain, loss or deduction shall be specially allocated pursuant to Paragraph (ii), (iii) or (iv) of this Subsection 5.2(b) then as quickly as possible thereafter (but not in such a manner as to create or increase a deficit in any Partner's Hypothetical Capital Account) items of income, gain, loss or deduction shall be specially allocated to the Partners so as to return all Capital Accounts to such balances as they would have had if no such special allocations had been made pursuant to Paragraph (ii), (iii) or (iv) of this Subsection 5.2(b).

          (vi) Rule of Construction. This Section 5.2 is intended to satisfy the rules of Treas. Reg. ss.1.704-1(b) and the rules for allocations attributable to nonrecourse liabilities set forth in Treas. Reg. ss.1.704-2 and should be so construed.

     5.3 Tax Allocations; Code Section 704(c).

     (a) For income tax purposes only, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes.

     (b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

     (c) In the event the Gross Asset Value of any asset of the Partnership shall be adjusted pursuant to the provisions of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

     (d) Any elections or other decisions relating to such Section 704(c) allocations and "reverse Section 704(c) allocations" shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Unless otherwise agreed by the Partners, the Partnership shall use the "traditional allocation method" for such allocations, in accordance with Treas. Reg. ss.1.704-3(b). Section 704(c) allocations pursuant to this Section
5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     5.4 Accounting Method. The books of the Partnership (for both tax and financial reporting purposes) shall be kept on an accrual basis.

     5.5 Withholding. Each Partner hereby authorizes the Partnership to withhold and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner's participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Partner to the extent that the Partner is entitled to receive a distribution. To the extent that the aggregate of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Partnership income until discharged by such Partner by repayment, which may be made in the sole discretion of the Managing General Partner out of distributions to which such Partner would otherwise be subsequently entitled. The withholdings referred to in this Section 5.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Managing General Partner receives documentation, satisfactory to the Managing General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

     5.6 Tax Treatment of Return Amounts. All Return Amounts shall constitute guaranteed payments for the use of capital, within the meaning of Section 707(c) of the Code.


     5.7 Distribution by Opco. The Managing General Partner shall cause Opco to make distributions of cash to the Partnership (to the extent funds are legally available therefor and permitted by applicable debt instruments) necessary for the Partnership to make the distributions required under this Article 5.

                                    ARTICLE 6

                                   MANAGEMENT

     6.1 Rights and Duties of the Partners.

     (a) The Limited Partners as limited partners in the Partnership shall not participate in the control of the business of the Partnership, and the Limited Partners shall have no power to act for or bind the Partnership. The General Partners not constituting a Managing General Partner shall have no power to act for or bind the Partnership, other than pursuant to a GP Action.

     (b) Without in any way limiting (a) above, GP Corp shall resolve any questions arising regarding the interpretation or terms of the management incentive agreements (described in Part I of Schedule 3.18 of the Recapitalization Agreement).


     (c) Pursuant to Pennsylvania law, each Limited Partner shall not be liable for losses or debts of the Partnership beyond the aggregate amount such Partner has contributed to the Partnership pursuant to this Agreement plus his share of the undistributed net profits of the Partnership, except that a Partner may be liable under Pennsylvania law to repay certain distributions received by it.

     (d) (i) If any Person or Persons that directly or indirectly own in the aggregate 51% of the outstanding Partnership Interests (the "Selling Persons") desire to Transfer, directly or indirectly, all or any portion of the Partnership Interests owned by such Selling Persons to any third party (a "Buyer") (other than to an Affiliate of such Selling Person) in accordance with the terms of this Section 6.1(d) pursuant to a bona fide written offer to purchase such Partnership Interests (a "Bona Fide Offer"), the Selling Persons shall have the right to require all other Partners (the "Non-Selling Partners") to sell to the Buyer, at the same price and on the same terms and conditions as reflected in the Bona Fide Offer, up to the same percentage of the Partnership Interests owned by such Non-Selling Partners as the Partnership Interests to be sold by the Selling Persons to the Buyer represent with respect to the

Partnership Interests owned by such Selling Persons immediately prior to the sale of any of the Partnership Interests to the Buyer.

     (ii) The Selling Persons may exercise their rights pursuant to this Section 6.1(d) by notifying the Non-Selling Partners (a "Selling Notice") within seven days of its receipt of a Bona Fide Offer of its intention to require the Non-Selling Partners to sell Partnership Interests to the Buyer. Such Selling Notice shall specify the name of the proposed transferee, the price to be paid for the Partnership Interests, the percentage of Partnership Interests to be transferred and the other terms and conditions of the Transfer.

     (iii) In accordance with such Selling Notice, each Selling Person and each Non-Selling Partner shall sell to the Buyer all, or at the option of the Buyer, any part of the Partnership Interests proposed to be purchased by the Buyer at no less than the price and upon other terms and conditions, if any, not more favorable to the Buyer than those in the Bona Fide Offer; provided, however, that any purchase of less than all of such Partnership Interests by the Buyer shall be made from each Selling Person and each Non-Selling Partner pro rata based upon the relative amount of the Partnership Interests that such Selling Persons and Non-Selling Partners are otherwise entitled to sell pursuant to (i) above.

     6.2 Duty of Managing General Partner. Managing General Partner shall have such duties and responsibilities with respect to the Partnership as are required under applicable law.

     6.3 Powers of Managing General Partner.


     (a) Subject to the terms and conditions of this Agreement (including without limitation Section 6.4) and Section 10 of the Recapitalization Agreement, Managing General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership's business shall rest exclusively with Managing General Partner. Except as otherwise provided in the Act or by this Agreement, Managing General Partner shall possess all of the rights and powers of a partner in a partnership without limited partners under Pennsylvania law. Managing General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is appropriate to accomplish the purposes, and to conduct properly the business, of the Partnership. Subject to applicable law, the Managing General Partner shall not be obligated to do any act or thing in connection with the Partnership other than pursuant to this Agreement.

     (b) Subject to the limitations set forth in this Agreement (including without limitation Section 6.4), Managing General Partner shall have the authority to perform or cause to be performed all management and operational functions relating to the business of the Partnership. Without limiting the generality of the foregoing, except as otherwise provided in Section 6.4, Managing General Partner is authorized on behalf of the Partnership, in its sole discretion and without the approval of the Limited Partners, to:

          (i) expend the capital and revenues of the Partnership in furtherance of the Partnership's business as described in Section 1.4 and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

          (ii) make investments in United States government securities, securities of governmental agencies, commercial paper, money market funds, bankers' acceptances, certificates of deposit, and any other debt instruments or other securities, pending disbursement of the Partnership funds in furtherance of the Partnership's business as described in Section 1.4 or to provide a source from which to meet contingencies;

          (iii) enter into and terminate agreements and contracts with third parties in furtherance of the Partnership's business as described in Section 1.4, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

          (iv) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish any Partner with the reports referred to in Section 8.2;

          (v) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership's properties, business, partners and employees and to protect the General Partners and their employees;

          (vi) employ, at the expense of the Partnership, consultants, accountants, attorneys and others and terminate such employment; provided, however, that if any Affiliate of any Partner is so employed, such employment shall be in accordance with Section 6.7;

          (vii) execute and deliver any and all agreements, documents and other instruments necessary or incidental to the conduct of the business of the Partnership;

          (viii) incur indebtedness, borrow funds and/or issue guarantees, in each case for the conduct of the Partnership's business as described in Section 1.4;

          (ix) confess judgment on behalf of the Partnership;

          (x) submit a Partnership claim to arbitration or reference;

          (xi) issue and sell additional Partnership Interests (other than General Partner interests) or other securities of the Partnership or any of its subsidiaries; and

          (xii) effect the IPO Reorganization including the dissolution of the Partnership in connection therewith.

By executing this Agreement, subject to the limitations set forth in Section 6.5, each Partner shall be deemed to have consented to any exercise by Managing General Partner of any of the foregoing powers.

     (c) Notwithstanding anything to the contrary in this Agreement, all actions taken by the Managing General Partner outside the ordinary course of business of the Partnership (including the appointment of executive officers of the Partnership) shall be only pursuant to a GP Action.

     6.4 Restrictions on Managing General Partner Authority.

     Notwithstanding any other provision of this Agreement, the Managing General Partner shall not have authority to do any of the following on behalf of the Partnership or Opco, either directly or indirectly, without the prior written approval of the other General Partners:


          (i) take any action in contravention of this Agreement or the Opco Partnership Agreement;

          (ii) take any action that would make it impossible to carry on the ordinary business of the Partnership or Opco, except as otherwise provided in this Agreement or the Opco Partnership Agreement, respectively;

          (iii) knowingly commit any act that would subject any Limited Partner or any limited partner of Opco to liability as a general partner in any jurisdiction in which the Partnership or Opco transacts business;

          (iv) possess property of the Partnership or Opco, or assign any rights in specific property of the Partnership or Opco, for other than a valid business purpose (which shall include an IPO Reorganization);

          (v) take any action described in clauses (i) or (ii) of the definition of "Bankruptcy" set forth in Section 2.6;

          (vi) except in connection with actions permitted by this Agreement or the Opco Partnership Agreement or as otherwise contemplated hereby or thereby, take any action that would result in the failure of the Partnership or Opco to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Partnership or Opco as a partnership for purposes of federal income tax, except as required by law;

          (vii) except in connection with actions permitted by this Agreement or the Opco Partnership Agreement or as otherwise contemplated hereby or thereby, enter into any understanding, agreement or transaction, either directly or indirectly, including, without limitation, through Opco or any other subsidiary, with any Partner or any Affiliate thereof, including, without limitation, an agreement relating to the payment of management fees to Investor GP, which understanding, agreement or transaction is not (a) intrinsically fair to the Partnership and Opco and (b) equally fair to each of the Partners thereof;

          (viii) except in connection with actions permitted by this Agreement or as otherwise contemplated hereby, elect to dissolve the Partnership, except pursuant to a sale of substantially all assets of the Partnership, an IPO Reorganization or otherwise as expressly permitted herein;

          (ix) effect the IPO Reorganization through any Person other than through GPC Capital Corp. II, a Delaware corporation and a wholly-owned subsidiary of the Partnership ("IPO Corporation"); and

          (x) take any action, either directly or through any subsidiary or other Affiliate of the Partnership, to alter, amend, modify or terminate the management incentive agreements (described in Part I of Schedule 3.18 of the Recapitalization Agreement).

     6.5 Advisory Committee.

     (a) Appointment. The Partnership and the General Partners, to the extent such General Partners are acting on behalf of the Partnership, shall be advised by a committee comprised of five (5) natural Persons (each, a "Member"), three
(3) of whom shall be appointed from time to time by Investor GP and, for so long as the Graham Partners or any Affiliate thereof do not sell more than two-thirds (2/3) in the aggregate of their Partnership Interests owned on the date hereof, two (2) of whom shall be appointed from time to time by the other General Partners (other than General Partners who are Affiliates of Investor GP) (the "Advisory Committee"). Members shall serve at the pleasure of either Investor GP or such other Partners, as appointed. The Person appointing a Member may fill any vacancy in such Member's position on the Advisory Committee caused by any reason and may remove or replace such Member at any time and for any reason, with or without cause. Any such appointment, replacement or removal shall be confirmed by written notice to the Partnership and the other Members. Schedule
6.5 hereto sets forth the initial Members of the Advisory Committee.

     (b) Rights of Advisory Committee. Subject to the terms and conditions of this Agreement, the Advisory Committee shall have the right to advise the Partnership, its subsidiaries and the General Partners, to the extent the General Partners are acting on behalf of the Partnership, on the Partnership's and its subsidiaries' operations, including, without limitation, matters concerning the Partnership's and Opco's financial condition, operating performance and operating budget, and any proposed acquisition, divestiture, merger, reorganization, recapitalization, joint venture, financing or other significant transaction involving the Partnership or Opco (any which transaction shall only be taken pursuant to a GP Action). The General Partners shall permit the Members to participate in any and all discussions involving those matters for which the Advisory Committee may advise the Partnership. The Members appointed by Family Growth, however, shall not be obligated to participate in such discussions or otherwise provide advisory services hereunder for more than 200 hours in the aggregate in any 12 month period. The Advisory Committee's rights hereunder shall be solely advisory in nature and the Advisory Committee shall have no power to act for or bind the Partnership.


     (c) Compensation. For so long as the Graham Partners or any Affiliate thereof do not sell more than two-thirds (2/3) in the aggregate of their Partnership Interests owned on the date hereof, the Partnership shall pay Family Growth a fee of $1,000,000 per annum, payable in four equal quarterly installments on March 31, June 30, September 30 and December 31 of each year. Such fee shall not be prorated for 1998.

     (d) Limitation of Liability. No Member shall be liable to the Partnership, any Partner or any other Person for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by him or her as a Member. The Partnership shall indemnify, to the fullest extent not prohibited by law, each Member against losses, claims, damages or liabilities arising from any act or omission performed or omitted by him or her as a Member.

     (e) Continuance of Rights and Obligations. The rights and obligations of Family Growth under Section 6.5(c) and (d) with respect to advisory services shall continue after an IPO Reorganization.

     6.6 Other Activities. Subject to the limitations set forth in Section 5.12 of the Recapitalization Agreement, any Partner (other than Investor GP in such capacity) (the "Interested Party") may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Partnership nor any Partner (including Investor GP) other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

     6.7 Transactions with Affiliates.

     (a) Any understanding, agreement or transaction between the Partnership or any subsidiary of the Partnership, on the one hand, and any Partner (including Investor GP) or an Affiliate of any Partner, on the other hand, shall be on terms that the General Partners reasonably believe to be in the best interests of the Partnership and any such understanding, agreement or transaction shall be subject to Section 6.4(vii) hereof.

     (b) Notwithstanding anything contained herein to the contrary, the Partnership shall be permitted to enter into and comply with (i) the Consulting Agreement with Capital, dated as of the date hereof, and any and all amendments thereto; (ii) the Equipment Sales, Services and License Agreement with Engineering, dated as of the date hereof, and any and all amendments thereto;
(iii) the Monitoring Agreement entered into on the date hereof between the Partnership and Blackstone Management Partners III L.L.C., providing for a fee of $1,000,000 per annum, payable in four quarterly installment on March 31, June 30, September 30, and December 31 of each year; and (iv) the Recapitalization Agreement and all of the transactions contemplated thereby.

     6.8 Exculpation and Indemnification. No General Partner nor any of its Affiliates nor any of its respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission on its or his part, except for (i) any act or omission resulting from its own willful misconduct or bad faith, (ii) any breach by the General Partner of its duty of loyalty and obligations under applicable law as a fiduciary to the Partnership or (iii) any breach by the General Partner of any of the terms and provisions of this Agreement. The Partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the General Partners and each of their Affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the Partnership (including the indemnification of GP Corp. and its Affiliates in connection with the Litigation (as defined in Section 5.24 of the Recapitalization Agreement)), except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the General Partner of its obligations as a fiduciary of the Partnership or to a breach by the General Partner of any of the terms and provisions of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, no General Partner shall be liable to the Partnership or its Partners for monetary damages for breach of its fiduciary duties or its duties set forth in Section 6.3, in each case other than a willful and flagrant breach thereof, or a breach of its duty of loyalty.

                                    ARTICLE 7

                                  COMPENSATION

     The General Partners shall be entitled to reimbursement of all of their respective expenses attributable to the performance of their respective obligations hereunder, as provided in Article 4 hereof, to the extent permitted by Section 6.7 if required. Subject to the Act, no amount so paid shall be deemed to be a distribution of Partnership assets for purposes of this Agreement. Except for reimbursement of their expenses and their right to distributions as provided in this Agreement, the General Partners shall not receive any compensation for their services as such.


                                    ARTICLE 8

                                    ACCOUNTS

     8.1 Books and Records. Managing General Partner shall maintain complete and accurate books of account of the Partnership's affairs at the Partnership's principal office, including a list of the names and addresses of all Partners. Each Partner shall have the right to inspect the Partnership's and its subsidiaries' books and records (including the list of the names and addresses of Partners) and all financial and other information of the Partnership and its subsidiaries. Each of the Partners shall have the right to audit independently the books and records and all financial and other information of the Partnership and its subsidiaries, any such audit being at the sole cost and expense of the Partner conducting such audit. In addition, the Graham Partners shall be permitted to audit the books and records of Managing General Partner, and the New Partners shall be permitted to audit the books and records of GP Corp, as they relate to costs and expenses reimbursed by the Partnership to the General Partners pursuant to Articles 4 and 7 hereto.


     8.2 Reports, Returns and Audits.

     (a) The books of account shall be closed promptly after the end of each Partnership Year. The books and records of the Partnership shall be audited on a consolidated basis as of the end of each Partnership Year by the Auditor. Within ninety days after the end of each Partnership Year, Managing General Partner by GP Action shall make a written report to each person who was a Partner at any time during such Partnership Year which shall include (i) financial statements comprised of at least the following: a balance sheet as of the close of the preceding Partnership Year and a statement of earnings or losses, statement of cash flows and changes in Partners' Capital Accounts for the Partnership Year then ended, which financial statements shall be certified by the Auditor as in accordance with Generally Accepted Accounting Principles; (ii) an accountant's report to management (the "Management Letter") prepared by the Auditor; and
(iii) a certificate signed by Managing General Partner by GP Action certifying that the business and activities of the Partnership during such Partnership Year have been conducted in accordance with the terms of this Agreement.

     (b) Managing General Partner by GP Action shall also furnish the Partners, within 15 days after the end of each month, a balance sheet and income and cash flow statements with respect to the Partnership on a consolidated basis for such month, prepared in accordance Generally Accepted

Accounting Principles, including monthly accruals for financial reporting purposes of quarterly tax distributions or any other distributions to be made to any of the Partners pursuant to Section 5.1, together with a report of Managing General Partner by GP Action regarding the state of the Partnership's business and activities, including an exception report regarding any variances between actual results and budgeted results.

     (c) Prior to July 15 of each year, each person who was a Partner at any time during the previous Partnership Year shall be provided with an information letter (containing such Partner's Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for such Partnership Year, together with any other information concerning the Partnership necessary for the preparation of a Partner's income tax return(s), and the Partnership shall provide each Partner with an estimate of the information to be set forth in such information letter by no later than March 15 of each year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Partner unless written objection shall be lodged with Managing General Partner within ninety days after the giving of such information letter to such Partner.

     (d) Managing General Partner by GP Action shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the

"Returns") for each year or other period for which such Returns are required to be filed. To the extent permitted by law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. Subject to applicable law, Managing General Partner by GP Action shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such Returns. Managing General Partner by GP Action may make any elections under the Code and/or applicable state or local tax laws, and Managing General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election. Notwithstanding the foregoing, Managing General Partner shall make the election provided for in Section 754 of the Code, if requested to do so by any Partner.

     (e) Managing General Partner shall be the "tax matters partner," as such term is defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall be authorized to incur reasonable expenses in the performance of its duties pursuant to this Section 8.2(e). The Partnership shall bear the cost of such expenses.

                                    ARTICLE 9

                                    TRANSFERS

     9.1 Transfer of General Partners' Interest.

     (a) Except as provided in this Article 9 or in Section 6.1(d), in connection with a transfer of all or substantially all of the Partnership's assets and liabilities to IPO Corporation upon the consummation of an initial public offering of the shares of such corporation (an "IPO Reorganization"), no General Partner shall withdraw from the Partnership or resign as a General Partner nor shall any

General Partner Transfer its general partner interest in the Partnership, in each case without the written approval of all General Partners.

     (b) The General Partners shall be liable to the Partnership for any withdrawal or resignation in violation of Subsection 9.1(a) above.

     9.2 Transfer of a Limited Partner's Interest.

     (a) Except as otherwise provided in this Article 9 or in Section 6.1(d) or in connection with an IPO Reorganization, no Limited Partner may Transfer its Partnership Interest or any portion thereof to any Person.


     (b) The Limited Partners agree, upon request of Managing General Partner by GP Action to execute such certificates or other documents and perform such acts as Managing General Partner by GP Action reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, after the completion of any permitted Transfer of an interest in the Partnership, under the laws of the Commonwealth of Pennsylvania.

     9.3 Allocation of Distributions Subsequent to Assignment. All Profits and Losses of the Partnership attributable to any Partnership Interest acquired by reason of any Transfer of such Partnership Interest and any distributions made with respect thereto shall be allocated using a method determined by Managing General Partner by GP Action (i) in respect of the portion of the Partnership Year ending on the effective date of the Transfer, to the transferor and (ii) in respect of subsequent periods, to the transferee. All distributions on or before the date of such Transfer shall be made to transferor, and all distributions thereafter shall be made to the transferee. The effective date of any Transfer permitted under this Agreement, subject to the provisions of Section 9.8 below, shall be the close of business on the day the Partnership is notified of the Transfer.

     9.4 Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner. The death, incompetence, Bankruptcy, liquidation or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign its Interest pursuant to this Article 9, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a substituted limited partner only upon compliance with the requirements of
Section 9.8 hereof with respect to a transferee of a Partnership Interest. The estate of a Bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

     9.5 Permitted Transfers of the New Partners. Subject to the rights and limitations in this Section 9.5, the New Partners shall be permitted to Transfer all or any portion of their respective Partnership Interests to any Affiliate, or to any other Person upon compliance with (a) below.

     (a) Tag-Along Rights of Graham Partners.

     (i) If at any time any New Partner desires to Transfer all or any portion of the Partnership Interests owned by it to any Person (other than to an Affiliate of such New Partner) in accordance with the terms of this Section 9.5 pursuant to a Bona Fide Offer from a Buyer to purchase such Partnership Interests, the New Partner shall first give written notice of its intention to sell to the Graham Partners (a "Tag-Along Notice") specifying the name of the proposed transferee, the percentage of Partnership Interests proposed to be transferred, the price to be paid for the transferred Partnership Interests and, in reasonable detail, the other terms of the Bona Fide Offer. Each of the Graham Partners shall have the right to sell to the Buyer, as a condition to such sale by the New Partner, at the same price and on the same terms and conditions as reflected in the Bona Fide Offer, up to the same percentage of the Partnership Interests owned by such Graham Partner as the Partnership Interests to be sold by the New Partner to the Buyer represents with respect to the Partnership Interests owned by such New Partner immediately prior to the sale of any of the Partnership Interests to the Buyer.

     (ii) Each Graham Partner wishing to so participate in any sale under this
Section 9.5(a) shall notify the New Partner in writing of such intention within 15 days of the Graham Partner's receipt of the Tag-Along Notice.

     (iii) The New Partner and each participating Graham Partner shall sell to the Buyer all, or at the option of the Buyer, any part of the Partnership Interests proposed to be sold by them at no less than the price and upon other terms and conditions, if any, not more favorable to the Buyer than those in the Bona Fide Offer; provided, however, that any purchase of less than all of such Partnership Interests by the Buyer shall be made from such New Partner and each participating Graham Partner pro rata based upon the relative amount of the Partnership Interests that such New Partner and the Graham Partner are otherwise entitled to sell pursuant to (i) above.

     9.6 Permitted Transfers of Graham Partners.

     (a) Right of First Refusal.

     (i) If any Graham Partner (a "Graham Selling Partner") proposes to transfer any Partnership Interests to any Person (other than as provided in Section 9.6(b)(i), (ii), (iii) or (iv)) pursuant to a Bona Fide Offer, then such Graham Selling Partner shall first give to the Partnership and to the New Partners a written notice (a "Notice of Sale") setting forth in reasonable detail the terms and conditions under which the Graham Selling Partner proposes to sell such Partnership Interests pursuant to the Bona Fide Offer.

     (ii) Upon receipt of a Notice of Sale from a Graham Selling Partner, the Partnership shall have the right, exercisable upon written notice to the Graham Selling Partner and the New Partners within 30 days after the date of the Notice of Sale, to elect to purchase, directly or through a designee, all or a portion (subject to (iv) below) of the Partnership Interests proposed to be sold by the Graham Selling Partner at a purchase price equal to the purchase price per unit specified in the Notice of Sale (the "Specified Price"). Such notice shall state the percentage of Partnership Interests to be purchased by the Partnership and that the Partnership shall purchase such Partnership Interests within 60 days of the date of receipt of the Notice of Sale.

     (iii) In the event that the Partnership shall elect not to purchase, or direct to an assignee the purchase of, all of the Partnership Interests subject to the Notice of Sale, the Partnership shall so notify the New Partners in writing (the "Partnership Notice") within 30 days after the date of the Notice of Sale. In such event, any New Partner shall have the right, exercisable upon written notice to the Graham Selling Partner within 20 days after receipt of the Partnership Notice, to elect to purchase any or all Partnership Interests not purchased by the Partnership that are proposed to be sold by the Graham Selling Partner at the Specified Price (the "Purchasing Partner"). Such notice shall state the percentage of Partnership Interests to be purchased by the Purchasing Partner and that the Purchasing Partner shall purchase such Partnership Interests within 60 days of the date of receipt of the Partnership Notice.

     (iv) If the Partnership and the New Partners do not exercise their purchase rights in the manner and within the time periods provided in this Section 9.6(a) with respect to all of the Partnership Interests offered in the Notice of Sale, the Graham Selling Partner may sell all, but not less than all, of the Partnership Interests subject to the Notice of Sale to any Person, for not less than the Specified Price and upon the terms set forth in the Notice of Sale. Any such sale must be consummated within 120 days of the date of the Notice of Sale.

     (v) Any Partnership Interests not sold pursuant to the provisions of paragraphs (i) through (iv) above shall again be subject to the restrictions contained in this Agreement and shall not thereafter be transferred, except in compliance with this Agreement.

     (b) Notwithstanding anything to the contrary contained in this Agreement, each Graham Partner and, commencing on the anniversary of the date hereof, GP Corp shall be permitted to Transfer all or any portion of its respective Partnership Interests, without the consent of any other Partner, to (i) any Affiliate of such Graham Partner, (ii) any family member of DCG and any trusts created for their benefit, (iii) any employee of such Graham Partner or any Withdrawn Partner, and (iv) any Person in accordance with Sections 9.5(a) or 9.6(a) hereto.

     9.7 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Partnership and the General Partners shall be entitled to treat the transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Article 9 and is reasonably satisfactory to Managing General Partner by GP Action has been received by and recorded on the books of the Partnership, at which time the Transfer shall become effective for purposes of this Agreement.

     9.8 Transferee's Rights. Any purported Transfer of a Partnership Interest which is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted transferee of any Partnership Interest pursuant to Section 9.1, 9.4, 9.5 or 9.6 hereof shall be entitled to receive distributions of cash or other property from the Partnership and to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such Partnership Interest after the effective date of the Transfer but shall not become a Partner unless and until admitted pursuant to Section 9.9 hereof.

     9.9 Transferees Admitted as Partners. The assignee or transferee of any Partnership Interest shall be admitted as a Partner only upon the satisfaction of the following conditions:

          (a) A duly executed and acknowledged written instrument of Transfer approved by Managing General Partner by GP Action and either a copy of this Agreement duly executed by the transferee or an instrument of assumption in form and substance satisfactory to Investor GP setting forth the transferee's agreement to be bound by the provisions of this Agreement have been delivered to the Partnership.

          (b) The transferee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with the Transfer and admission.

The effective date of an admission of a Partner and the withdrawal of the transferring Partner, if any, shall be the first day which is the last business day of a calendar month to occur following the satisfaction of the foregoing conditions.

     9.10 Additional Restriction on Transfer. Notwithstanding any other provision of this Agreement, no Partner shall Transfer any interest in the Partnership if such Transfer would cause the Partnership to be classified as a "publicly traded partnership" as that term is defined in Section 7704 of the Code and the Regulations promulgated thereunder.

                                   ARTICLE 10

                                   DISSOLUTION

     10.1 Events of Dissolution. The Partnership shall continue until the earliest to occur of the following events (each an "Event of Withdrawal"), which shall cause an immediate dissolution of the Partnership:

          (a) the sale, exchange or other disposition of all or substantially all of the Partnership's assets (including pursuant to an IPO Reorganization);

          (b) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or Bankruptcy of a General Partner or the occurrence of any other event which causes a General Partner to cease to be a general partner of the Partnership under the Act, unless (i) the remaining General Partner elects to continue the business of the Partnership, or (ii) if there is no remaining General Partner, a majority-in-interest of the Limited Partners elect to continue the Partnership business and select a successor general partner in accordance with the provisions of the Act; or

          (c) such date as the Partners shall unanimously elect.

     10.2 Final Accounting. Upon the dissolution of the Partnership as provided in Section 10.1 hereof, a proper accounting shall be made by the Partnership's Auditor from the date of the last previous accounting to the date of dissolution.

     10.3 Liquidation. Upon the dissolution of the Partnership as provided in
Section 10.1 hereof, Managing General Partner by GP Action or, if there is no general partner, a person approved by a majority in interest of the remaining Partners, shall cause the cancellation of the Certificate (as amended) and shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following orders of priority: (a) to the payment and discharge of the debts and liabilities of the Partnership (other than liabilities for distributions to Partners) and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership (other than liabilities for distributions to Partners), and

          (c) the balance to the Partners as follows:

     (i) First, 100% to Investor GP and Investor LP in proportion to their Percentage Interests until such Partners receive distributions equal to the Catch Up Amount.

     (ii) Thereafter, to the Partners in proportion to their Percentage
          Interests.

     10.4 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 10.3 hereof, the Partnership shall be terminated and the person acting as liquidator shall take such other actions as may be necessary or appropriate to terminate the Partnership.

                                   ARTICLE 11

                             AMENDMENTS TO AGREEMENT

     Without the written approval of each of the General Partners, no amendment shall be made to this Agreement. The Managing General Partner shall give written notice to all Partners promptly after any amendment has become effective.



                                   ARTICLE 12

                                     NOTICES

     12.1 Method of Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, addressed to the Partners at their respective addresses set forth below (except that any Partner may from time to time give notice changing its address for that purpose):


If to the Graham Partners or GP Corp, to:

            Graham Capital Corporation
            1420 Sixth Avenue
            York, PA  17403
            Attention: William H. Kerlin, Jr.
            Facsimile: (717) 848-5951

With a required copy to:

            Drinker Biddle & Reath LLP
            1345 Chestnut Street
            Philadelphia, PA  19107-3496
            Attention: Robert Mead Jones, Jr.
            Facsimile: (215) 988-2757

If to Investor GP or Investor LP, to:

            BCP/Graham Holdings LLC
            c/o Blackstone Capital Partners III Merchant Banking Fund LP 345 Park Avenue
            New York, New York  10154
            Attention: Howard A. Lipson
            Facsimile: (212) 754-8703


With a required copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017-3954
            Attention: Wilson S. Neely
            Facsimile: (212) 455-2502

     12.2 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.


                                   ARTICLE 13

                           INVESTMENT REPRESENTATIONS


     13.1 Investment Purpose. Each Limited Partner represents and warrants to the Partnership and to each other Partner that it has acquired its limited partner interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

     13.2 Investment Restriction. Each Partner recognizes that (a) the limited partner interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale, transfer, pledge or hypothecate its limited partner interest in the Partnership (i) in the absence of an effective registration statement covering such limited partner interest under the Securities Act, unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration for any proposed sale, and (ii) except in compliance with all applicable provisions of this Agreement, and (b) the restrictions on transfer imposed by this Agreement may severely affect the liquidity of an investment in limited partner interests in the Partnership.


                                   ARTICLE 14

                               GENERAL PROVISIONS



     14.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among the parties hereto with respect to the subject matter hereof.

     14.2 Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the Managing General Partner by GP Action with such amendment or waiver; provided that any amendment that does not treat all limited partnership interests on the same basis (in proportion to the percentage interests thereof) or all general partnership interests on the same basis shall be approved by the prejudiced Partner.

     14.3 Governing Law. This Agreement shall be construed in accordance with and governed by the Act and the other laws of the Commonwealth of Pennsylvania, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

     14.4 Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

     14.5 Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     14.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     14.7 No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

     14.8 Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that it may have to maintain an action for partition of the Partnership's assets.

     14.9 Nature of Interests. All Partnership property whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

     14.10 Power of Attorney. Each of the Partners does hereby constitute and appoint Managing General Partner by GP Action as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file any amendment to the Certificate which may be required because of this Agreement or the making of any amendments or supplements thereto as provided in Article 11, and to make, execute, sign and file all such other instruments, documents and certificates which, in the opinion of Managing General Partner by GP Action, may from time to time be required by the laws of the United States of America, the Commonwealth of Pennsylvania or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof or which Managing General Partner by GP Action may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       GENERAL PARTNERS:
                                       -----------------

                                       GRAHAM PACKAGING CORPORATION

                                       By:/s/ William H. Kerlin
                                          ----------------------------------
                                       Title: Chief Executive Officer

                                       BCP/GRAHAM HOLDINGS LLC


                                       By:/s/ Chinh E. Chu
                                          ----------------------------------
                                       Title: Vice President

                                       LIMITED PARTNERS:
                                       -----------------

                                       BMP/GRAHAM HOLDINGS
                                          CORPORATION

                                       By: /s/ Chinh E. Chu
                                          ----------------------------------
                                       Title: Vice President

                                       GRAHAM CAPITAL CORPORATION


                                       By: /s/ William H. Kerlin
                                          ----------------------------------
                                       Title:  President

                                       GRAHAM FAMILY GROWTH
                                          PARTNERSHIP

                                       By:  Graham Packaging Corporation,
                                            its general partner

                                            By: /s/ William H. Kerlin
                                                ----------------------------
                                            Title: Chief Executive Officer

                                       WITHDRAWING LIMITED PARTNERS:
                                       -----------------------------

                                       GRAHAM ENGINEERING CORPORATION

                                       By: /s/ William H. Kerlin
                                          ----------------------------------
                                       Title:  Chief Executive Officer

                                       GRAHAM RECYCLING CORPORATION


                                       By: /s/ William H. Kerlin
                                          ----------------------------------
                                       Title:  Chief Executive Officer


                                       /s/ William H. Kerlin Power of Attorney
                                       -------------------------------------
                                       DONALD C. GRAHAM

                                                                      SCHEDULE 1

Partner                                Percentage Interest      Capital Account
-------                                -------------------      ---------------

General Partners
----------------
Graham Packaging Corporation                   1.0%               $2,450,000

BCP/Graham Holdings LLC                        4.0%               $9,800,000


Limited Partners
----------------
BMP/Graham Holdings Corporation               81.0%             $198,450,000

Graham Capital Corporation                     9.0%              $22,050,000

Graham Family Growth Partnership               5.0%              $12,250,000
                                             -----              ------------
           Total                             100.0%             $245,000,000
                                             =====              ============

                                                                    Schedule 6.5
                                                                    ------------

Advisory Committee
------------------

Members appointed by Family Growth:              Donald C. Graham
                                                 William H. Kerlin, Jr.

Members appointed by Investor GP:                Howard A. Lipson
                                                 Chinh E. Chu
                                                 Simon P. Lonergan